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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                            SCHEDULE 14A INFORMATION


           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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        Rule14a-6(e)(2))
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[X] Soliciting Material Pursuant to Rule 14a-12

                               EL PASO CORPORATION
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                          El PASO CONTINUES TO EXECUTE
                          ----------------------------
                     ON 2003 OPERATIONAL AND FINANCIAL PLAN
                     --------------------------------------

HOUSTON, TEXAS, FEBRUARY 25, 2003--El Paso Corporation (NYSE:EP) today announced continued progress on the execution of its 2003 operational and financial plan. In line with the five-point business plan announced earlier this month, today's announcement reflects the progress that El Paso is making to strengthen and simplify its balance sheet, provide additional financial flexibility, and exit the trading business. Specifically today, the company announced that:

          o El Paso has entered into a purchase and sale agreement with Chesapeake Energy Corporation (NYSE:CHK) for the sale of El Paso's Mid-Continent natural gas and oil reserves for $500 million.

          o Southern Natural Gas Company and ANR Pipeline Company will commence offerings for a total of $700 million of notes this week. o El Paso has obtained a new $1-billion fully underwritten financing commitment in order to repay its Trinity River (Red River) preferred interest financing and eliminate the accelerated amortization of this facility.

          o    El Paso has sold its European natural gas trading book.

     "As today's announcement demonstrates, El Paso has acted quickly to deliver on a number of elements of our recently announced 2003 plan," said William A. Wise, chairman and chief executive officer of El Paso Corporation. "These initiatives will provide El Paso with continued access to the capital markets, increase liquidity, and further our commitment to exit the trading business. We remain focused on creating value for our shareholders by generating stable earnings and cash flow in our core businesses, strengthening and simplifying El Paso's balance sheet, maximizing liquidity, reducing leverage, and resolving other contingencies. We are acting aggressively to address many of the issues that have affected our industry and our business, and we are confident the company is moving in the right direction."

SALE OF MID-CONTINENT RESERVES
------------------------------

     El Paso has entered into an agreement with Chesapeake Energy Corporation for the sale of its Mid-Continent natural gas and oil reserves for $500 million subject to customary closing conditions. The sale is expected to close in March 2003 and is incremental to the $2.9 billion of 2003 asset sales previously announced.

     The sale consists of approximately 610 operated and 118 non-operated natural gas and oil wells with current throughput totaling approximately 67 million cubic feet equivalent per day. The sale includes approximately 293,000 acres, 72 percent of which is developed. El Paso will continue development and production activities associated with its coalbed methane assets in eastern Oklahoma in its existing joint venture with Chesapeake.

PIPELINE NOTE OFFERINGS
-----------------------

     Southern Natural Gas and ANR Pipeline intend to access the capital markets through two note offerings totaling $700 million:

          o $400 million of Southern Natural Gas Company senior unsecured notes due 2010. Concurrently with the note offering, El Paso will contribute its 50-percent interest in Citrus Corp. (the parent of Florida Gas Transmission Company) to Southern Natural Gas Company at a fair-market value of approximately $600 million. Southern Natural Gas will distribute to El Paso $305 million of intercompany obligations and $295 million of cash proceeds from the Southern Natural Gas note offering. Southern Natural will retain $95 million of net proceeds from the note offering to fund 2003 capital projects.

          o $300 million of ANR Pipeline Company senior unsecured notes due 2010. Concurrently with the note offering, El Paso will contribute its 50-percent interest in Great Lakes Gas Transmission to ANR Pipeline Company at a fair-market value of approximately $400 million. ANR will distribute to El Paso $400 million of intercompany receivables. Separately, ANR will use $267 million of cash proceeds from the note offering to reduce existing intercompany payables. ANR will retain $25 million of net proceeds from the note offering to fund 2003 capital projects.

The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

REPAYMENT OF TRINITY RIVER (RED RIVER) PREFERRED INTEREST FINANCING
-------------------------------------------------------------------

El Paso has obtained a new $1-billion fully underwritten financing commitment arranged by Salomon Smith Barney and Credit Suisse First Boston. The proceeds of the new financing will be used by El Paso to repay the projected $825-million net balance of the Trinity River financing in March 2003. Repayment of the existing Trinity River financing will simplify El Paso's balance sheet and provide El Paso with significant additional flexibility and liquidity. As disclosed in an 8-K filed on February 10, 2003, the cash generated from the assets supporting Trinity River is currently restricted so that El Paso does not have full access to this cash. Upon repayment of Trinity River, El Paso will no longer have to utilize the cash flow from the assets supporting Trinity River to amortize the facility. The new $1-billion financing, which is secured by a portion of the assets that currently support Trinity River, will have scheduled maturities of $250 million in June 2004, $250 million in September 2004, and the $500 million balance in March 2005. The new $1-billion financing commitment contains customary conditions for closing.

EXPANDED ASSET SALE PROGRAM ON-TRACK
------------------------------------

With today's announcement of the $500-million sale of El Paso's Mid-Continent oil and gas reserves to Chesapeake Energy, the 2003 non-core asset sale program has been expanded from $2.9 billion to $3.4 billion. Of the $3.4 billion of anticipated 2003 asset sales, $1.052 billion or 31 percent of the total 2003 asset sale program has already been completed or announced including the following:

          o El Paso closed $333 million of asset sales in January 2003, including CE Generation ($240 million), Coastal Coal Operations ($58 million), and Wyoming Gathering Systems ($35 million)

          o The company has announced another $719 million of sales including its Florida Petroleum Terminals and Tug Operations ($155 million), Canadian E&P Properties ($40 million), El Paso's remaining interest in the Alliance Pipeline ($24 million) and the sale of the Mid-Continent reserves ($500 million).


SALE OF EUROPEAN NATURAL GAS TRADING BOOK
-----------------------------------------

     As part of the company's continuing plan to exit the trading business in an orderly manner, El Paso announced that it has successfully completed the sale of its European natural gas trading book. This sale will realize total cash proceeds of approximately $80 million, including the recovery of cash collateral.

     El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in production, pipelines, midstream services, and power. El Paso Corporation, rich in assets and fully integrated across the natural gas value chain, is committed to developing new supplies and technologies to deliver energy. For more information, visit www.elpaso.com.


         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
         ---------------------------------------------------------

     This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the inability to consummate the private placement of the notes, the successful completion of the plan to exit the energy trading business; the positive acceptance of the exit plan by the credit rating agencies; the accounting and financial consequences of the plan to exit the energy trading business; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; regulatory proceedings, appeals from regulatory proceedings and any related litigation, including those related to the pending FERC proceeding; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with divestitures or restructurings on a timely basis; difficulty in integration of the operations of previously acquired companies; competition; the successful implementation of the 2003 operational and financial plan; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.

                      ADDITIONAL IMPORTANT INFORMATION
                      --------------------------------

Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement relating to this meeting, together with a WHITE proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information.

Shareholders will be able to obtain El Paso's proxy statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, P.O. Box 2511, Houston, TX 77252. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 Toll-Free or by email at proxy@mackenziepartners.com.

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted herein, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso. Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in a Schedule 14A filed by El Paso with the Securities and Exchange Commission on February 18, 2003.

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CONTACTS:

  Communications and Government Affairs         Investor Relations
  -------------------------------------         ------------------
  Norma F. Dunn                                 Bruce L. Connery
  Senior Vice President                         Vice President
  Office:  (713) 420-3750                       Office:  (713) 420-5855
  Fax:     (713) 420-3632                       Fax:     (713) 420-4417

                          Joele Frank/Dan Katcher
                   Joele Frank, Wilkinson Brimmer Katcher
                          Office...(212) 355-4449
                          Fax......(212) 355-4554